Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

November 2, 2022

by and among

FLAME ACQUISITION CORP.

SABLE OFFSHORE CORP.

and

SABLE OFFSHORE HOLDINGS LLC

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR		26

5.01	Organization, Standing and Corporate Power	26

5.02	Corporate Authority; Approval; Non-Contravention	26

5.03	Litigation	27

5.04	Compliance with Laws	27

5.05	Employee Benefit Plans	27

5.06	Financial Ability; Trust Account	28

5.07	Taxes	29

5.08	Brokers	30

5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	30

5.10	Business Activities; Absence of Changes	31

5.11	Proxy Statement	32

5.12	No Outside Reliance	32

5.13	Capitalization	33

5.14	NYSE Stock Market Quotation	34

5.15	Contracts; No Defaults	34

5.16	Title to Property	34

5.17	Investment Company Act	34

5.18	Affiliate Agreements	34

5.19	Takeover Statutes and Charter Provisions	35

5.20	No Other Representations or Warranties	35

ARTICLE VI COVENANTS OF THE COMPANY		35

6.01	Conduct of Business	35

6.02	Inspection	37

6.03	No Claim Against the Trust Account	37

6.04	Proxy Solicitation; Other Actions	38

6.05	Non-Solicitation; Acquisition Proposals	39

ARTICLE VII COVENANTS OF ACQUIROR		40

7.01	Indemnification and Insurance	40

7.02	Conduct of Acquiror During the Interim Period	41

7.03	Trust Account	43

7.04	Inspection	44

7.05	Acquiror NYSE Listing	44

7.06	Acquiror Public Filings	44

7.07	Additional Insurance Matters	44

7.08	Section 16 Matters	44

7.09	Exclusivity	45

7.10	Acquiror Equity Incentive Plan	45

7.11	Termination of Acquiror Affiliate Agreements	45

ARTICLE VIII JOINT COVENANTS		46

8.01	Support of Transaction	46

8.02	HSR Act and Regulatory Approvals	46

8.03	Preparation of Proxy Statement; Special Meeting	47

8.04	Tax Matters	49

8.05	Confidentiality; Publicity	50

8.06	Purchase and Sale Agreement	51

8.07	Financing	51

8.08	Post-Closing Cooperation; Further Assurances	51

ARTICLE IX CONDITIONS TO OBLIGATIONS		51

9.01	Conditions to Obligations of All Parties	51

9.02	Additional Conditions to Obligations of Acquiror	52

9.03	Additional Conditions to the Obligations of the Company	53

ARTICLE X TERMINATION/EFFECTIVENESS		54

10.01	Termination	54

10.02	Effect of Termination	55

ARTICLE XI MISCELLANEOUS		55

11.01	Waiver	55

11.02	Notices	55

11.03	Assignment	56

11.04	Rights of Third Parties	56

11.05	Expenses	56

11.06	Governing Law	57

11.07	Captions; Counterparts	57

11.08	Schedules and Exhibits	57

11.09	Entire Agreement	57

11.10	Amendments	57

11.11	Severability	57

11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	58

11.13	Enforcement	58

11.14	Non-Recourse	59

11.15	Non-survival of Representations, Warranties and Covenants	59

11.16	Acknowledgements	59

11.17	Conflicts and Privilege	60

11.18	Action by Acquiror	61

Exhibits
Exhibit A – Form of Subscription Agreement
Exhibit B – Form of Registration Rights Agreement
Exhibit C – Form of Certificate of Incorporation of Acquiror
Exhibit D – Form of Bylaws of Acquiror
Exhibit E – Equity Incentive Plan
Exhibit F – Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 2, 2022, is entered into by and among Flame Acquisition Corp., a Delaware corporation (“Acquiror”), Sable Offshore Corp., a Texas corporation (“SOC”), and Sable Offshore Holdings LLC, a Delaware limited liability company (the “Holdco” and together with SOC, the “Company”). Except as otherwise indicated, capitalized terms used herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SOC is a wholly-owned Subsidiary of the Holdco and in coordination with Acquiror, and at Acquiror’s direction, entered into that certain Purchase and Sale Agreement, dated as of November 1, 2022, with Exxon Mobil Corporation and Mobil Pacific Pipeline Company (together, “Exxon,” such agreement, the “PSA,” and the transactions contemplated thereby, the “Asset Acquisition”, and the assets (including equity interests) acquired thereby, the “Assets”);

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions hereof, at the Closing, (i) Holdco shall merge with and into Acquiror, with Acquiror surviving such merger (the “Holdco Merger”), and (ii) immediately following the effective time of the Holdco Merger, SOC shall merge with and into Acquiror, with Acquiror surviving such merger (the “SOC Merger”, and together with the Holdco Merger, the “Mergers”);

WHEREAS, the respective boards of directors of each of Acquiror and SOC, and the sole member of the Holdco, have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction, and the Holdco, as the sole stockholder of SOC, has approved and adopted this Agreement, the Mergers and the Transactions;

WHEREAS, contemporaneously with, prior to, or following the execution and delivery of this Agreement, the Holdco or Acquiror is entering into subscription agreements substantially in the form set forth on Exhibit A (the “Subscription Agreements”) with certain investors (the “Subscribers”), pursuant to which the Subscribers, upon the terms and subject to the conditions set forth therein, have agreed to, or will agree to, in each case, subject to the terms thereof, purchase Acquiror Class A Common Stock at $10.00 per share in a private placement or placements (the “Private Placement”) for an aggregate subscription amount up to $400,000,000, to be consummated contemporaneously with the Closing and immediately following the Effective Time;

WHEREAS, contemporaneously with the Closing but immediately after the Effective Time (as defined below), in connection with the Transactions, Acquiror, the Company and the Holdco Equityholders will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit B, to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to the Acquiror Stockholders (other than the Sponsor or any other party to an Insider Letter) to have their shares of Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents and the Trust Agreement in conjunction with, inter alia, obtaining approval from the Acquiror Stockholders for the Business Combination (the “Offer”);

WHEREAS, immediately following the Effective Time, the certificate of incorporation in the form set forth on Exhibit C (the “Acquiror Charter”), shall become the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, immediately following the Effective Time, the bylaws in the form set forth on Exhibit D (the “Acquiror Bylaws”), shall become the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, adopt an equity incentive plan in the form set forth on Exhibit E (the “Acquiror Equity Incentive Plan”); and

WHEREAS, immediately following the Effective Time, Acquiror shall be renamed “Sable Offshore Corp.” and shall trade publicly on the NYSE under a new ticker symbol mutually selected by the Company and the Acquiror.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Change in Recommendation” has the meaning specified in Section 8.03(d).

“Acquiror Board Recommendation” has the meaning specified in Section 8.03(d).

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means Class A Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.03(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.15(a).

“Acquiror Organizational Documents” means the Amended and Restated Certificate of Incorporation of Acquiror, dated February 24, 2021 (the “Existing Acquiror Charter”), and the Bylaws of Acquiror, dated October 16, 2020, in each case as may be amended from time to time.

“Acquiror Preferred Stock” has the meaning specified in Section 5.13(a).

“Acquiror Representations” means the representations and warranties of Acquiror expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules, any certificate delivered in accordance with Section 9.03(c) and the Ancillary Agreements. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and not any other Person.

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approvals” means, with respect to any Proposal, the affirmative vote of holders holding the majority of the outstanding shares of Acquiror Common Stock cast at the Special Meeting.

“Acquiror Warrant” means each whole warrant exercisable for one share of Acquiror Class A Common Stock outstanding as of the date hereof and issued pursuant to the Warrant Agreement.

“Acquisition Proposal” has the meaning specified in Section 6.05(a)(i).

“Action” means any action, suit, litigation, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.03(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that for purposes of this Agreement, the Company, on the one hand, and Acquiror, on the other hand, shall not be deemed Affiliates prior to the Holdco Effective Time.

“Aggregate Merger Consideration” means 3,000,000 shares of Acquiror Class A Common Stock.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.03(c).

“Ancillary Agreements” means the Letter of Transmittal, Registration Rights Agreement, the Subscription Agreements and any other agreement entered into by a party hereto in connection with the Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust, competition or merger control Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset Acquisition” has the meaning specified in the Recitals hereto.

“Assets” has the meaning specified in the Recitals hereto.

“Benefit Plan” means any employee benefit or compensation arrangement, plan, policy, practice, or program, in each case, whether or not written, including (i) any “employee benefit plan” described in Section 3(3) of ERISA (whether or not subject to ERISA), and (ii) any other compensation, employment, consulting, severance, vacation, incentive, change of control, perquisite or fringe benefit program, policy, practice, agreement or arrangement.

“BOEM” shall mean the United State Bureau of Ocean Energy Management.

“Bracewell” has the meaning specified in Section 11.17(b).

“Bracewell Privileged Communications” has the meaning specified in Section 11.17(b).

“Business Combination” has the meaning ascribed to such term in the Existing Acquiror Charter.

“Business Combination Proposal” has the meaning specified in Section 7.09.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas, are authorized or required by Law to close.

“Canceled Holdco Equity” has the meaning specified in Section 3.01(a)(ii).

“Change in Control” means any transaction, or series of transactions (a) resulting in any one Person, or more than one Person that are Affiliates or that are acting as a “group” (as such term is used in sections 13(d) or 14(d) of the Exchange Act), acquiring ownership of (i) equity securities of either the Holdco or SOC which, together with the equity securities held by one or more such Person, or such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of either the Holdco or SOC; or (ii) at least 50% of the consolidated assets of the Company; (b) that results in the stockholders or members, as applicable, of either the Holdco or SOC as of immediately prior to such transaction holding, in the aggregate, directly or indirectly, less than 50% of the total voting power or economic rights of the equity securities of such Person immediately after the consummation of such transaction (in each case of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (c) the result of which is a sale of all or substantially all of the assets of the Company to any Person.

“Class B Conversion Ratio” means the ratio at which Acquiror Class B Common Stock are automatically convertible into Acquiror Class A Common Stock pursuant to the Existing Acquiror Charter.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Organizational Documents” means (i) in respect of the Holdco, the Holdco’s certificate of formation and the limited liability company agreement of the Holdco, dated October 26, 2022, in each case as may be amended from time to time in accordance with the terms of this Agreement, and (ii) in respect of SOC, SOC’s certificate of formation and bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules, any certificate delivered in accordance with Section 9.02(d) and the Ancillary Agreements. For the avoidance of doubt, the Company Representations are solely made by the Company and not any other Person.

“Confidential Information” has the meaning specified in Section 8.05(a).

“Contract” means any contracts, agreements, subcontracts or leases (including oral contracts or agreements).

“Conversion” has the meaning specified in Section 2.06.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive or guidelines by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” has the meaning specified in Section 2.01(b).

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.02(a).

“Exchange Fund” has the meaning specified in Section 3.02(a).

“Existing Acquiror Charter” has the meaning specified in the definition of Acquiror Organizational Documents.

“Exxon” has the meaning specified in the Recitals hereto.

“Financial Derivative/Hedging Arrangement” means any transaction (including any Contract with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Flame SPAC Parties” has the meaning specified in Section 11.17(a).

“Fraud” means, with respect to a Person, common law fraud, as defined under the Laws of the State of Delaware, with respect to the making of the Company Representations or the Acquiror Representations, as applicable; provided that, for the avoidance of doubt, “Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation or recklessness.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, legislature, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, decision, determination or award, in each case, entered by or with any Governmental Authority.

“Holdco” has the meaning specified in the preamble hereto.

“Holdco Certificate of Merger” has the meaning specified in Section 2.01(a).

“Holdco Effective Time” has the meaning specified in Section 2.01(a).

“Holdco Equity” means uncertificated limited liability company membership interests in the Holdco designated as voting Class A shares.

“Holdco Equityholder” means a holder of Holdco Equity.

“Holdco Equityholder Expenses” has the meaning specified in Section 3.04(a).

“Holdco Merger” has the meaning specified in the Recitals hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases or finance leases, (g) obligations under any financial derivative or hedging arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice. For the avoidance of doubt, Indebtedness of Acquiror shall not include any and all promissory notes between Acquiror and the Sponsor, including any promissory notes issued in order to finance transaction costs or other working capital purposes of Acquiror.

“Insider Letter” means that certain letter agreement delivered in accordance with the Underwriting Agreement (as defined in the letter agreement) by and between Acquiror, the Sponsor and certain other parties thereto.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” means any of the following events, facts, developments, circumstances or occurrences occurring after the date of this Agreement that materially and adversely affects the business, assets, operations or prospects of either SOC or Holdco: (a) issuance of a final, non-appealable Governmental Order denying an application filed by the Company or Acquiror for any material Permit that is necessary for the construction, maintenance or operation of any of the Assets; (b) issuance by a court of a final, non-appealable order vacating or enjoining the effectiveness of any material Permit issued by a Governmental Authority that is necessary for the construction, maintenance or operation of any of the Assets; or (c) passage, enactment, enrollment, adoption, issuance or promulgation of any Law by a Governmental Authority that materially inhibits, wholly or partially, the construction, maintenance or operation of any of the Assets.

“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, the individuals set forth on Schedule 1.1(k) of the Company’s Schedule and (ii) in the case of Acquiror, the individuals set forth on Schedule 1.1(k) of the Acquiror’s Schedule.

“L&W” has the meaning specified in Section 11.17(a).

“L&W Privileged Communications” has the meaning specified in Section 11.17(a).

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal substantially in the form attached as Exhibit F hereto, with such changes as may be required by the Exchange Agent for uncertificated shares and reasonably acceptable to the Company and Acquiror.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions or other matters arising under or pursuant to any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Affiliates or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, in each case, after the date hereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (c) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (d) the compliance with the terms of this Agreement or the taking of any action required by this Agreement (provided, that the exceptions in this clause (d) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (f) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (g) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (c), (e), and (f) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

“Material Contract” means the PSA, the Subscription Agreements, and all other documents, exhibits and schedules contemplated thereby, including the Senior Secured Term Loan Agreement and the Senior Secured Term Loan Agreement Collateral Documents.

“Mergers” has the meaning specified in the Recitals hereto.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning specified in Section 8.03(c).

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.04(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.04(a).

“Per Share Merger Consideration” mean the quotient of (i) the Aggregate Merger Consideration divided by (ii) the total number of shares of Holdco Equity outstanding immediately prior to the Holdco Merger.

“Permit” means any approvals, licenses, consents, registrations, franchises, permits, certificates, qualifications, variances, waivers, exemptions or other authorizations issued by, obtained from, or filed with a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, or (B) relate to amounts not yet delinquent, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (iv) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (v) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pre-Signing Subscription Agreements” has the meaning specified in Section 4.13.

“Private Placement” has the meaning specified in the Recitals hereto.

“Proposals” has the meaning specified in Section 8.03(c).

“Proxy Statement” has the meaning specified in Section 8.03(a).

“PSA” has the meaning specified in the Recitals hereto.

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Transactions and in accordance with the Acquiror Organizational Documents.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, debt financing sources (in such capacity) and consultants of such Person.

“Sable Group” has the meaning specified in Section 11.17(b).

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance” has the meaning specified in Section 8.03(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Senior Secured Term Loan Agreement” has the meaning ascribed to such term in the PSA.

“Senior Secured Term Loan Agreement Collateral Documents” has the meaning ascribed to the term “Collateral Documents” in the PSA.

“SOC” has the meaning specified in the preamble hereto.

“SOC Certificate of Merger” has the meaning specified in Section 2.01(b).

“SOC Common Stock” means the common stock, par value $0.01 per share, of SOC.

“SOC Equityholder” means a holder of SOC Common Stock.

“SOC Merger” has the meaning specified in the Recitals hereto.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of voting on the Proposals.

“Sponsor” means Flame Acquisition Sponsor, LLC.

“Subscribers” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subscription Fees” has the meaning specified in Section 4.13.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.01(b).

“Surviving Provisions” has the meaning specified in Section 10.02.

“SYU” has the meaning specified in Section 6.04(a).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, branch profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, alternative minimum, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto, and including any obligation to assume or succeed to or pay the Tax liability of another Person by Law, Contract or otherwise.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Proposal” has the meaning specified in Section 8.03(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(a).

“Treasury Regulations” means the final, temporary and proposed United States Department of the Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 24, 2021, by and between Flame and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Willful Breach” means, with respect to this Agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The use of the terms “ordinary course” and “ordinary course of business” shall mean ordinary course of business consistent with past practice.

(h) Each representation and warranty and covenant in this Agreement is given independent effect.

(i) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished in the virtual “data room” set up by the Company or made accessible to Acquiror in connection with this Agreement.

ARTICLE II

THE MERGERS; CLOSING

2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Delaware Limited Liability Company Act and the DGCL, at the Holdco Effective Time, Holdco shall merge with and into Acquiror, with Acquiror surviving such merger. The Holdco Merger shall be consummated in accordance with this Agreement, the Delaware Limited Liability Company Act and the DGCL and evidenced by a certificate of merger (the “Holdco Certificate of Merger”), such Merger to be consummated upon filing of the Holdco Certificate of Merger or at such later time as may be agreed by Acquiror and Holdco in writing and specified in the Holdco Certificate of Merger (the “Holdco Effective Time”). Following the Holdco Effective Time, the separate corporate existence of Holdco shall cease.

(b) Upon the terms and subject to the conditions set forth in this Agreement and the DGCL and the Texas Business Organizations Code, immediately following the Holdco Effective Time, SOC shall merge with and into Acquiror, with Acquiror surviving such merger (Acquiror, in such capacity, hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”). The SOC Merger shall be consummated in accordance with this Agreement, the DGCL and the Texas Business Organizations Code and evidenced by a certificate of merger (the “SOC Certificate of Merger”), such Merger to be consummated upon filing of the SOC Certificate of Merger or at such later time as may be agreed by Acquiror and SOC in writing and specified in the SOC Certificate of Merger (the time the SOC Merger becomes effective being the “Effective Time”). Following the Effective Time, the separate corporate existence of SOC shall cease.

2.02 Effects of the Mergers.

(a) The Holdco Merger shall have the effects set forth in this Agreement and the Delaware Limited Liability Company Act and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Holdco Merger and without further act or deed, at the Holdco Effective Time, all of the property, rights, privileges, powers and franchises of the Holdco and Acquiror shall vest in the Surviving Company and all of the debts, liabilities and duties of the Holdco and Acquiror shall become the debts, liabilities and duties of the Surviving Company.

(b) The SOC Merger shall have the effects set forth in this Agreement and the DGCL and the Texas Business Organizations Code. Without limiting the generality of the foregoing and subject thereto, by virtue of the SOC Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the SOC and Acquiror shall vest in the Surviving Company and all of the debts, liabilities and duties of the SOC and Acquiror shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror, the Holdco and SOC may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, (a) on the Closing Date, Acquiror shall cause the Holdco Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in applicable provisions of the DGCL and the Delaware Limited Liability Company Act, and (b) on the Closing Date, Acquiror shall cause the SOC Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in applicable provisions of the DGCL and filed with the Secretary of State of the State of Texas as provided in applicable provisions of the Texas Business Organizations Code (provided that SOC and Acquiror shall take such actions as may be necessary to cause the SOC Certificate of Merger not to take effect until immediately following the Holdco Effective Time). At the Effective Time, Acquiror shall be renamed “Sable Offshore Corp.” as provided in the Acquiror Charter and shall trade publicly on the NYSE under a new ticker symbol mutually selected by Acquiror, the Holdco and SOC.

2.04 Organizational Documents; Officers and Directors – Holdco Merger.

(a) At the Holdco Effective Time, the Acquiror Organizational Documents shall remain unchanged and shall be the certificate of incorporation and bylaws of the surviving company in the Holdco Merger, until thereafter supplemented or amended in accordance with their respective terms and the DGCL.

(b) Persons constituting the officers and directors of the Acquiror prior to the Holdco Effective Time shall continue to be the officers and directors of the surviving company in the Holdco Merger immediately following the Holdco Effective Time. Each such officer and director of Acquiror shall remain in office as an officer or director, as applicable, of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

2.05 Organizational Document; Officers and Directors – SOC Merger.

(a) At the Effective Time, the Acquiror Charter shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Effective Time, the Acquiror Bylaws shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms, the Acquiror Bylaws and the DGCL.

(c) Persons constituting the officers of Acquiror prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(d) Except as otherwise agreed in writing by Holdco, SOC and Acquiror prior to the Closing, each director of Acquiror in office immediately prior to the Effective Time shall continue to be a director immediately following the Effective Time. Each director of Acquiror shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of Acquiror’s current directors shall be unable or unwilling to serve at the Closing, the Holdco, SOC and Acquiror shall promptly designate a replacement director.

2.06 Acquiror Class B Common Stock Conversion. Immediately prior to the Holdco Effective Time, each share of Acquiror Class B Common Stock issued and outstanding immediately prior to the Holdco Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of Acquiror Class A Common Stock equal to the Class B Conversion Ratio, and such Acquiror Class B Common Stock shall thereafter cease to be outstanding, shall be canceled and shall cease to exist (collectively, the “Conversion”).

ARTICLE III

EFFECTS OF THE MERGERS

3.01 Effect on Capital Stock and Units.

(a) At the Holdco Effective Time, by virtue of the Holdco Merger and without any action on the part of the Holdco or Acquiror, or the holder of any equity thereof:

(i) Acquiror Common Stock. At and after the Holdco Effective Time, each share of Acquiror Common Stock issued and outstanding immediately prior to the Holdco Effective Time, including the Acquiror Class A Common Stock issued in connection with the Conversion, shall not be affected by the Holdco Merger.

(ii) Cancellation of Certain Holdco Equity. Each share of Holdco Equity issued and outstanding immediately prior to the Holdco Effective Time that is held by Holdco in treasury or owned by Acquiror shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Canceled Holdco Equity”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of All Other Holdco Equity. Each share of Holdco Equity issued and outstanding immediately prior to the Holdco Effective Time, other than any Canceled Holdco Equity, shall, at the Holdco Effective Time, automatically, and without any further action required on the part of any Person, be irrevocably canceled and extinguished and converted into, and the Holdco Equityholder thereof shall cease to have any rights with respect thereto except for, subject to Section 3.02, the right to receive the Per Share Merger Consideration.

(b) At the Effective Time, by virtue of the SOC Merger and without any action on the part of SOC or Acquiror, or the holder of any equity thereof:

(i) Acquiror Common Stock. At and after the Effective Time, each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time, including the Acquiror Class A Common Stock issued in connection with the Conversion and the Acquiror Class A Common Stock issued pursuant to Section 3.01(a)(iii), shall not be affected by the SOC Merger.

(ii) Cancellation of SOC Common Stock. Each share of SOC Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.02 Exchange of Holdco Equity.

(a) Exchange Agent. At or prior to the Holdco Effective Time, Acquiror shall deposit (or cause to be deposited) with American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) the number of shares of Acquiror Common Stock comprising the Aggregate Merger Consideration in respect of the Holdco Equity, other than any Canceled Holdco Equity, for exchange in accordance with this Section 3.02 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01(a)(iii) out of the Exchange Fund in the manner directed by the Acquiror in accordance with the terms of this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) At least five (5) days prior to the Closing, Acquiror shall send or shall cause the Exchange Agent to send, to each Holdco Equityholder at the physical address or email address on record with the Holdco, (A) a notice advising such Holdco Equityholder of the proposed effectiveness of the Holdco Merger, (B) the Letter of Transmittal, and (C) notice of the procedures for surrendering to the Acquiror such Holdco Equityholder’s duly executed Letter of Transmittal (with all other documentation required to be delivered pursuant to the Letter of Transmittal or the Exchange Agent in respect of uncertificated shares), and instructions for transferring such Holdco Equityholder’s shares of Holdco Equity, in exchange for the aggregate share of the Aggregate Merger Consideration payable to such Holdco Equityholder pursuant to

Section 3.01(a)(iii). Upon delivery of a Letter of Transmittal by such Holdco Equityholder, duly executed and in proper form with all enclosures and attachments required thereby, such Holdco Equityholder shall be entitled to receive the aggregate share of the Aggregate Merger Consideration payable to such Holdco Equityholder in exchange for the shares of Holdco Equity so surrendered. Until surrendered as contemplated hereby, each share of Holdco Equity shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Per Share Merger Consideration in respect thereof.

(ii) Following the Closing, within two (2) Business Days of receipt of all required documentation from a Holdco Equityholder required by this Agreement and the Exchange Agent in respect of uncertificated shares, including the Letter of Transmittal and an IRS Form W-9, the Acquiror shall issue (or cause the Exchange Agent to issue) to such Holdco Equityholder, in accordance with the terms of this Agreement, the aggregate share of the Aggregate Merger Consideration payable to such Holdco Equityholder in exchange for such Person’s Holdco Equity; provided, however, that to the extent that all such required documentation was provided to the Acquiror at least two (2) Business Days before the Closing Date by a Holdco Equityholder, then the Acquiror shall issue (or cause the Exchange Agent to issue) to such Holdco Equityholder, in accordance with the terms of this Agreement, the aggregate share of the Aggregate Merger Consideration payable to such Holdco Equityholder in exchange for such Person’s Holdco Equity on the Closing Date. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of Acquiror or any of its Affiliates, Acquiror, the Exchange Agent and their Affiliates shall be entitled to conclusively and definitively rely on, without any obligation to investigate or verify the accuracy, inaccuracy or correctness thereof, and without any liability, the documentation provided by each Holdco Equityholder (including wire instructions, account information or addresses), which shall be binding on and enforceable against such Holdco Equityholder.

(iii) If payment of any Per Share Merger Consideration is to be made to a Person other than the Person in whose name any surrendered share of Holdco Equity is registered, it shall be a condition precedent to payment that the share of Holdco Equity so surrendered shall be in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the applicable Per Share Merger Consideration in respect thereof, as applicable, to a Person other than the registered holder of the share of Holdco Equity so surrendered and shall have established to the satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid.

(c) No Interest; Transfer Books. No interest shall accrue or be paid on any amounts payable to any Holdco Equityholder pursuant to this Agreement. From and after the respective effective time of the Mergers, the share ownership ledger and stock ledger, as applicable, of each of the Holdco and SOC shall be closed and there shall be no further registration of transfers on the ledgers of the Company or the Acquiror of any shares, common stock or other equity of the Holdco or SOC that were outstanding immediately prior to the applicable effective time of such Merger.

(d) Termination of Exchange Fund; Abandoned Property At any time following the date that is one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to Holdco Equityholders, and thereafter such Holdco Equityholders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the aggregate share of the Aggregate Merger Consideration payable to such Holdco Equityholder in exchange for such shares of Holdco Equity pursuant to this Agreement and upon the terms and conditions set forth in this Section 3.02. Neither the Surviving Company nor the Exchange Agent shall be liable to any Holdco Equityholder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.03 Withholding. Each of Acquiror, the Holdco, SOC the Surviving Company and their respective withholding agents (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration or any amounts otherwise payable in connection with this Agreement such amounts that any such Persons are required to deduct and withhold (or cause to be deducted and withheld) with respect to any payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, the Holdco, SOC the Surviving Company or their respective withholding agents withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority when due, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes.

3.04 Payment of Expenses.

(a) On the Closing Date, Acquiror shall (i) pay or cause to be paid (to the extent unpaid on the Closing Date), by wire transfer of immediately available funds all documented and out-of-pocket (a) fees and disbursements of outside counsel incurred by or on behalf of the Company in connection with the Transactions or the Asset Acquisition and fees and expenses of the Company for any other agents, advisors, consultants, experts, independent contractors and financial advisors engaged by or on behalf of the Company and incurred in connection with the Transactions or the Asset Acquisition, in each case, that are paid or accrued and unpaid as of the Closing and (b) the Subscription Fees (foregoing clauses (a) and (b), collectively, the “Outstanding Company Expenses”); and (ii) reimburse or cause to be reimbursed via the transfer of immediately available funds all reasonable, documented and out-of-pocket fees and expenses of any Holdco Equityholder, for any agents, advisors, consultants, experts, independent contractors and financial advisors engaged on behalf of the Company and incurred in connection with the Transactions or the Asset Acquisition, in each case, that are paid as of the Closing (the “Holdco Equityholder Expenses”); provided, however, that in no event shall the total Holdco Equityholder Expenses exceed $1,500,000 without the prior written consent of Acquiror; provided further, that if any fee or expense is classified as an Holdco Equityholder Expense it shall not also be an Outstanding Company Expense, or vice versa.

(b) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror or the Sponsor for outside counsel and fees and expenses of Acquiror or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors engaged by or on behalf of Acquiror or the Sponsor and incurred in connection with the Transactions and the Asset Acquisition, in each case, that are accrued and unpaid as of the Closing (collectively, the “Outstanding Acquiror Expenses”).

(c) Notwithstanding anything to the contrary in this Section 3.04, neither the Company, nor the Sponsor, nor any Holdco Equityholder shall be entitled to payment or reimbursement under this Section 3.04 of any amounts in respect of which Acquiror issued a promissory note to, or entered into an instrument of indebtedness with or other a contractual right of repayment benefitting, the Company, the Sponsor or such Holdco Equityholder, as applicable, which is satisfied in full in accordance with its terms in connection with the Closing.

3.05 No Appraisal Rights. No Holdco Equityholder or SOC Equityholder shall have any appraisal, quasi-appraisal, dissenters’ or any other similar rights under this Agreement or any other circumstances with respect to any Holdco Equity or SOC Common Stock in connection with the Mergers.

3.06 No Fractional Shares. No certificate, book-entry share or scrip representing fractional shares of Acquiror Class A Common Stock shall be issued upon the surrender for exchange of Holdco Equity, no dividend or distribution of Acquiror shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Acquiror. Notwithstanding any other provision of this Agreement, all fractional shares of Acquiror Class A Common Stock that a Holdco Equityholder would otherwise have been entitled to receive pursuant to Section 3.01(a)(iii) will be aggregated and then, if a fractional share of Acquiror Class A Common Stock results from that aggregation, be rounded down to the nearest whole share of Acquiror Class A Common Stock.

3.07 Anti-Dilution Provisions. Without limiting the other provisions of this Agreement and subject to Section 7.02(a)(ii) and Section 7.02(a)(x), if at any time during the period between the date of this Agreement and the Holdco Effective Time, the issued and outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, readjustment, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Aggregate Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change to provide the Holders of Holdco Equity the same economic effect as contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to Acquiror as follows:

4.01 Organization, Standing and Corporate Power. The Holdco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite legal entity power and authority to carry on its business as now being conducted. SOC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and has all requisite legal entity power and authority to carry on its business as now being conducted. Each of the Holdco and SOC is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such Person to consummate the Transactions or result in material liability to the Company. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and neither the Holdco nor SOC is in default under or in violation of any provision thereunder, as applicable.

4.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of the Holdco and SOC has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by each of the Holdco and SOC of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate or other legal entity consents and authorizations on the part of such Person, and no other corporate or other legal entity actions on the part of such Person are necessary to authorize the execution and delivery by such Person of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by each of the Holdco and SOC and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of the Holdco and SOC is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the applicable Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (without regard to any Lien on a deposit in favor of Seller pending the closing of the PSA and the Senior Secured Term Loan Agreement) on any of the assets of the Company or any of its Affiliates pursuant to, any Material Contract to which the Company or any of its Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.03 Governmental Approvals. No consent, clearance or approval of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) any applicable requirements of the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the filing of the Holdco Certificate of Merger and the SOC Certificate of Merger with the Secretary of State of the State of Delaware and with regard to the SOC Certificate of Merger, the Secretary of State of the State of Texas.

4.04 Capitalization.

(a) The authorized equity of the Holdco consists of 6,575,000 shares of Holdco Equity, 3,000,000 of which are outstanding, and 40,000,000 shares of limited liability company membership interests in the Holdco designated as non-voting Class B shares. The authorized equity of SOC consists of 1,000 shares of SOC Common Stock, all of which are outstanding and held by Holdco. Set forth on Schedule 4.04(a) is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities) of each of the Holdco and SOC and the number of shares or other equity interests held by each such holder. All of the outstanding Holdco Equity and SOC Common Stock (i) are duly authorized, validly issued, fully paid and, to the extent applicable, nonassessable, (ii) were issued in compliance in all material respects with applicable Laws, (iii) were not issued in breach or violation of any preemptive rights or Contract to which the Holdco or SOC, as applicable, is a party, and (iv) are owned free and clear of any Lien.

(b) Except for the Subscription Agreements and as set forth in Schedule 4.04(b), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate either the Holdco or SOC to issue or to sell any shares of its capital stock or other equity securities, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any such capital stock or other equity securities or to vote with the Holdco Equityholders or SOC Equityholders on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Subscription Agreements and as set forth in Schedule 4.04(b), neither the Holdco nor SOC is party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. No Holdco Equityholder or SOC Equityholder shall have any appraisal, quasi-appraisal, dissenters’ or any other similar rights under this Agreement or any other circumstances with respect to any Holdco Equity or SOC Common Stock in connection with the Mergers.

4.05 Subsidiaries. Except as set forth on Schedule 4.05, neither the Holdco nor SOC owns or controls, directly or indirectly, any equity interests in any other Person or is a participant in any joint venture, partnership or similar arrangement.

4.06 Information Supplied. The information supplied in writing by the Company for inclusion in the Proxy Statement (including any financial information) will not, as of the date the Proxy Statement is filed with the SEC and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in the Proxy Statement based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Proxy Statement.

4.07 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.07, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.08 Affiliate Agreements. Except as set forth on Schedule 4.08, neither the Holdco nor SOC is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of Acquiror, the Holdco or SOC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, the Holdco or SOC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.09 PSA. The representations and warranties of the Seller and Purchaser (each, as defined in the PSA) in the PSA are incorporated by reference herein mutatis mutandis as if fully set forth in this Agreement as of the date hereof and as of the Closing Date, and are for the benefit of the Acquiror; provided, that (a) any references to “date of this Agreement,” “date hereof,” or similar phrases shall hereby refer to the date of this Agreement, (b) any reference of the PSA to “Closing Date” shall hereby refer to the Closing Date of this Agreement, and (c) any reference to “Schedules” and to any section thereof shall hereby refer to the Schedules and to such section as set forth in Schedule 4.09 of the Schedules, respectively, in each case unless the context dictates otherwise and any other capitalized terms used therein shall have the meanings ascribed to such terms in the PSA. To the Knowledge of the Company, the Company has no reason to believe that the conditions precedent to the financing contemplated by the PSA and the Senior Secured Term Loan Agreement will not be satisfied on a timely basis, that the Seller financing contemplated in the Senior Secured Term Loan Agreement will not be available in order to contemporaneously complete the Asset Acquisition with the Closing and that any default or event of default under the Senior Secured Term Loan Agreement will occur upon closing of the Senior Secured Term Loan Agreement.

4.10 Company Operations. Prior to the Closing, other than as set forth on Schedule 4.10 of the Schedules and other than the Subscription Agreements and the PSA, the Company and its Subsidiaries do not have any assets, liabilities, employees, Benefit Plans, or operating history.

4.11 Taxes.

(a) Each of the Holdco and SOC has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by or on behalf of it, and all such Tax Returns are true, correct and complete in all material respects. Each of the Holdco and SOC has timely paid all material Taxes due and payable.

(b) Each of the Holdco and SOC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) For U.S. federal income Tax purposes, (i) the Holdco is, and has been since formation, properly classified as a disregarded entity and (ii) SOC is, and has been since formation, properly classified as a corporation.

4.12 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company and its Affiliates and any of its and their respective directors, officers, employees, partners, stockholders, members or Representatives, acknowledge and agree that the Company has made its own investigation of the Acquiror and that neither Acquiror nor any of its Affiliates or any of their respective directors, officers, employees, partners, stockholders, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond the Acquiror Representations, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any equity interest in Acquiror or any assets of Acquiror, and the Company, on its own behalf and on behalf of its Affiliates and its and their directors, officers, employees, partners, stockholders, members or Representatives, disclaim reliance on any representations and warranties, express or implied, other than the Acquiror Representations. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Acquiror, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in an Acquiror Representation.

4.13 Subscriptions. The Company has delivered to Acquiror true, correct and complete copies of each of the fully executed Subscription Agreements entered into on or prior to the execution of this Agreement (the “Pre-Signing Subscription Agreements”), pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 7,150,000 shares of Acquiror Class A Common Stock in the aggregate for an aggregate amount equal to $71,500,000. Each of the Pre-Signing Subscription Agreements is in full force and effect and is legal, valid and binding upon the Company and, to the Knowledge of the Company, the applicable Subscribers, enforceable in accordance with its terms. None of the Pre-Signing Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of the Company, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Pre-Signing Subscription Agreements have not been withdrawn, terminated or rescinded by the applicable Subscribers in any respect. As of the date hereof, there are no side letters or Contracts to which the Company is a party related to the provision or funding, as applicable, of the purchases contemplated by the Pre-Signing Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement or the Pre-Signing Subscription Agreements. The Company has fully paid any and all commitment fees or other fees required in connection with the Pre-Signing Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof and prior to the Holdco Effective Time pursuant to the Pre-Signing Subscription Agreements (such reasonable commitment fees or other reasonable fees paid by the Company prior to the Holdco Effective Time, the “Subscription Fees”). The Company has, and to the Knowledge of the Company, each Subscriber has, complied with all of its obligations under the Pre-Signing Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Pre-Signing Subscription Agreements, other than as expressly set forth in the Pre-Signing Subscription Agreements. The Pre-Signing Subscription Agreements are freely assignable by operation of law from the Company to Acquiror in connection with the Transactions. To the Knowledge of the Company on the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of the Company or the Subscribers that are party to the Pre-Signing Subscription Agreements, (ii) assuming the conditions set forth in Section 9.01 and Section 9.03 will be satisfied, constitute a failure to satisfy a condition on the part of the Company or such Subscribers or (iii) assuming the conditions set forth in Section 9.01 and Section 9.03 will be satisfied result in any portion of the amounts to be paid by such Subscribers in accordance with the Pre-Signing Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 9.01 and Section 9.03 will be satisfied, the Company does not have Knowledge of any reason that any of the conditions to the consummation of the purchases under the Pre-Signing Subscription Agreements will not be satisfied, and, as of the date hereof, the Company does not have Knowledge of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

4.14 No Other Representations or Warranties. The Company Representations are the exclusive representations and warranties made by the Company. Except for the Company Representations neither the Company nor any of its Affiliates or Representatives or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company or the Assets available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or the Asset Acquisition or (b) any oral or, written information made available to the other parties hereto in the course of their evaluation of the Company or the Asset Acquisition and the negotiation of this Agreement or in the course of the Transactions, except in each case, for the Company Representations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), as it relates to the PSA, any Subscription Agreement or the transactions contemplated thereby, or the transactions contemplated by the Asset Acquisition, or in the Acquiror SEC Reports filed or furnished by Acquiror on or after February 24, 2021 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), Acquiror represents and warrants to the Company as follows:

5.01 Organization, Standing and Corporate Power. Acquiror is an entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

5.02 Corporate Authority; Approval; Non-Contravention.

(a) Acquiror has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by Acquiror of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consents and authorizations on the part of Acquiror, and no other corporate or other actions on the part of Acquiror are necessary to authorize the execution and delivery by Acquiror of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to the satisfaction of the conditions set forth in Section 9.01. This Agreement and each other Ancillary Agreement to which it is a party has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery hereof and thereof by the other parties, is a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror is a party, and the consummation of the Transactions, and subject to the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror

Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien (without regard to any Lien contemplated by the Senior Secured Term Loan Agreement and the Senior Secured Term Loan Agreement Collateral Documents) on any of the assets of Acquiror or any of its Affiliates pursuant to, any Contract to which Acquiror or any of its Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror or any of its Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions.

5.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or, to the Knowledge of Acquiror, threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims pursuant to which Acquiror has any material outstanding obligations or which provides for any injunctive relief.

(b) As of the date of this Agreement, Acquiror is not a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions.

5.04 Compliance with Laws. Acquiror is, and since its date of incorporation, has been, operating in all material respects in a manner that is customary for businesses similar to Acquiror, and Acquiror is conducting and, since its date of incorporation, has conducted its business in compliance in all material respects with all Laws applicable to it.

5.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, Acquiror does not maintain, contribute to or have any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror has any outstanding obligations or liabilities.

5.06 Financial Ability; Trust Account.

(a) As of October 26, 2022, there is (i) at least $288,811,476.52 invested in a trust account at J.P. Morgan Chase Bank (the “Trust Account”), maintained by American Stock Transfer & Trust Company acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 24, 2021 by and between Acquiror and the Trustee (the “Trust Agreement”) and (ii) at least $104,000 held by Acquiror outside of the Trust Account. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (A) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (B) entitle any Person (other than (x) any Acquiror Stockholder who is a Redeeming Stockholder, (y) the underwriters referred to in the Trust Agreement and (z) the Acquiror), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated February 24, 2021, as amended. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (net of the required disbursements to other Persons in accordance with the Trust Agreement and the Acquiror Organizational Documents) will not be available to Acquiror on the Closing Date.

(c) Except as set forth on Schedule 5.06(c), Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07 Taxes.

(a) Acquiror has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by or on behalf of it, and all such Tax Returns are true, correct and complete in all material respects. Acquiror has timely paid all material Taxes due and payable.

(b) Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Acquiror is not subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material Taxes for which Acquiror is liable has been asserted or assessed by any Tax Authority that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination or proceeding with respect to Taxes of Acquiror presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror.

(e) Acquiror is not (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was Acquiror, as applicable), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or foreign Law).

(f) Acquiror has no material liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract or by operation of Law (other than pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily related to Taxes).

(g) Acquiror will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date outside of the ordinary course of business.

(h) Acquiror has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) There are no material Liens for Taxes upon any property or asset of Acquiror.

5.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or any of its Affiliates.

5.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 24, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”) in accordance with applicable Law and NYSE requirements. None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) There are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports and none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

5.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person.

(d) There is no Indebtedness or other liability or obligation, contingent or otherwise, against Acquiror, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2022 in the ordinary course of the operation of business of Acquiror (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror) or (iii) disclosed in Schedule 5.10(d).

(e) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) from June 30, 2022 through the date of this Agreement, Acquiror has not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date hereof.

5.11 Proxy Statement. As of the time the definitive Proxy Statement is filed with the SEC, the Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Proxy Statement.

5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision of this Agreement, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, stockholders, members or Representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, stockholders, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond the Company Representations, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or the Assets, and Acquiror, on its own behalf and on behalf of its Affiliates and its and their directors, officers, employees, partners, stockholders, members or Representatives, disclaim reliance on any representations and warranties, express or implied, other than the Company Representations. Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in a Company Representation. Except as otherwise expressly set forth in any Company Representation, Acquiror understands and agrees that the Assets and any assets, properties and business of the Company are furnished “as is”, “where is” and subject to all faults and without any other representation or warranty of any nature whatsoever.

5.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 220,000,000 shares of Acquiror Common Stock, of which (A) 200,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 20,000,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) 22,125,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of Preferred Stock of Acquiror, par value $0.0001 (“Acquiror Preferred Stock”), of which no shares are issued and outstanding. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.

(b) Except for this Agreement, the Acquiror Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.14 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “FLME”. Acquiror is in compliance in all material respects with the rules of NYSE and there is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror is a party or by which its assets are bound (together with the Contracts identified in Schedule 5.10(c), the “Acquiror Material Contracts”).

(b) Acquiror is not, and it has not received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror. There is no default under any such Acquiror Material Contract by Acquiror, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would not be material and adverse to Acquiror.

5.16 Title to Property. Except as set forth on Schedule 5.16, Acquiror (a) does not own or lease any real or personal property and (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.17 Investment Company Act. Acquiror is not an “investment company” within the meaning of the Investment Company Act of 1940.

5.18 Affiliate Agreements. Except as set forth on Schedule 5.18, Acquiror is not a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of Acquiror, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.19 Takeover Statutes and Charter Provisions. As of the date of this Agreement and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror in connection with this Agreement, the Mergers, the issuance of the Aggregate Merger Consideration or any of the other Transactions. As of the date of this Agreement and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror is subject, party or otherwise bound.

5.20 No Other Representations or Warranties. The Acquiror Representations are the exclusive representations and warranties made by Acquiror. Except for the Acquiror Representations, neither Acquiror nor any of its Affiliates or Representatives or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror, to the accuracy or completeness of any information regarding Acquiror available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor any other Person makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or (b) any oral or written information made available to the other parties hereto in the course of their evaluation of Acquiror and the negotiation of this Agreement or in the course of the Transactions, except in each case, for the Acquiror Representations.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law: (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to keep available the services of its present officers. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except with respect to Section 6.01(c) or Section 6.01(d), in which event Acquiror may withhold or grant its consent in its sole discretion), or as may be required by Law, the Company shall not during the Interim Period:

(a) change or amend the Company Organizational Documents, or enter into or change or amend any other organizational type documents of the Company;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property) to any equityholder of the Company or repurchase or redeem any equity interests of the Company;

(c) create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any equity or other securities of whatsoever nature convertible into equity (or any option to subscribe for the same) of the Company;

(d) terminate, amend, supplement or otherwise modify in any manner, or terminate, amend, supplement, modify, waive or release any liabilities, obligations, rights, claims or benefits under or pursuant to any Material Contract, or consent or agree to do any of the foregoing, or consummate the transactions contemplated under the PSA other than with Acquiror;

(e) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company or the assets to be acquired pursuant to the PSA, other than in the ordinary course of business;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(g) make any capital expenditures (or commitment to make any capital expenditures), other than in the ordinary course of business;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(i) (A) adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement, (B) hire any employee or any other individual to provide services to the Company or its Subsidiaries, other than in the ordinary course of business or (C) enter into any agreement to pay compensation to any of its officers or directors;

(j) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Tax Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Tax Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Tax Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing, indemnification, allocation or similar agreement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(k) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than in the ordinary course of business;

(l) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement or take any actions that if taken prior to the signing, would be required to be disclosed on Schedule 4.10;

(m) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or

(n) enter into any agreement or undertaking to do any action prohibited under this Section 6.01;

provided, however, that notwithstanding anything in this Agreement to the contrary, if the PSA obligates SOC to take or refrain from taking an action, SOC shall be entitled to take or refrain from taking such action solely to the extent so required.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to Section 8.05(a) prior to the Effective Time.

6.03 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated February 24, 2021 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by March 1, 2023 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than in payment to Redeeming Stockholders) and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

6.04 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof (i) audited carve-out financial statements, including combined balance sheets, statements of operations, statements of cash flows, and statements of changes in parent net investment, of Exxon’s interests in certain oil and gas properties located offshore in the Santa Ynez Unit and the Las Flores Canyon processing facilities (“SYU”) as of and for the years ended December 31, 2021 and 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board and (ii) unaudited interim period financial statements of SYU as of and for the periods required by Regulation S-X and prepared in accordance with GAAP and Regulation S-X. The Company further agrees to use reasonable best efforts to provide any additional financial information required pursuant to the rules and regulations of the SEC and applicable Law as promptly as reasonably practicable following any staleness dates or periods (as determined in accordance with the rules and regulations of the SEC and applicable Law).

(b) The Company shall use reasonable best efforts to make its officers and employees reasonably available, in each case, during normal business hours and upon reasonable advance notice, to Acquiror and its counsel in connection with (A) the drafting of the Proxy Statement and (B) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(c) From and after the date on which the Proxy Statement has been filed with the SEC in definitive form until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any statements made in the Proxy Statement based on information supplied by or on behalf of Acquiror or its Affiliates for inclusion therein.

6.05 Non-Solicitation; Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall cause its Representatives not to, directly or indirectly:

(i) intentionally initiate or solicit any inquiries that would be reasonably likely to lead to an offer or proposal regarding any transaction with any Person (other than Acquiror or its Affiliates) that would result in a Change in Control (“Acquisition Proposal”);

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any Acquisition Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and within 24 hours of execution and delivery of this Agreement terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within two (2) Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within two (2) Business Days) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company or its Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.05 by any of the Company’s Representatives acting on the Company’s behalf, shall be deemed to be a breach of this Section 6.05 by the Company.

ARTICLE VII

COVENANTS OF ACQUIROR

7.01 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company Organizational Documents and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and any such indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the Company Organizational Documents and indemnification agreements listed on Schedule 7.01, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.01.

(b) For a period of six (6) years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01. The obligations of Acquiror and the Surviving Company under this Section 7.01 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror shall carry on its business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not:

(i) change, modify or amend the Trust Agreement or the Acquiror Organizational Documents;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(iv) other than as set forth on Schedule 7.02(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v) enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror is a party or by which it is bound;

(vi) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) (A) adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement, or (B) enter into any agreement to pay compensation to any of its officers or directors;

(x) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or otherwise acquire any material assets; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror (other than the Transactions);

(xi) make any capital expenditures;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii) enter into any new line of business outside of the business currently conducted by Acquiror as of the date of this Agreement;

(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its assets and properties;

(xvi) enter into any agreement, understanding or arrangement with respect to the voting of Acquiror Common Stock (other than any agreement with an Acquiror Stockholder consistent with the terms of the Insider Letter); or

(xvii) enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

(b) During the Interim Period, Acquiror shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other Contracts to which Acquiror may be a party in accordance with their terms and shall not agree to any amendment or waiver of any rights or remedies of Acquiror under any such Contracts.

7.03 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall deliver the instructions to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the Acquiror Organizational Documents for the payment of: (a) the redemption of any shares of Acquiror Common Stock validly redeemed by any Acquiror Stockholder in connection with the Offer upon acceptance by the Acquiror of such shares of Acquiror Common Stock; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.04; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

7.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to Section 8.05(a) prior to the Effective Time.

7.05 Acquiror NYSE Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock to be listed on, NYSE.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

7.06 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting and other obligations under applicable Securities Laws.

7.07 Additional Insurance Matters. Prior to the Closing and subject in all cases to Section 7.01, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

7.08 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.09 Exclusivity(a) . From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly:

(a) intentionally initiate or solicit any inquiries that would be reasonably likely to lead to an offer or proposal regarding a Business Combination;

(b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any Business Combination;

(c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any proposal or offering relating to any Business Combination;

(d) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any proposal or offer for any Business Combination; or

(e) resolve or agree to do any of the foregoing.

Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its reasonable best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with Business Combination or any inquiry or request for information that would reasonably be expected to lead to, or result in, a Business Combination. Acquiror shall promptly (and in any event within two (2) Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Business Combination other than with the Company, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”). Acquiror shall promptly (and in any event within two (2) Business Days) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal.

7.10 Acquiror Equity Incentive Plan. Subject to obtaining the Acquiror Stockholder Approvals, Acquiror shall adopt the Acquiror Equity Incentive Plan, in such form as shall be agreed between the Company and Acquiror.

7.11 Termination of Acquiror Affiliate Agreements. Prior to or concurrently with the Closing, Acquiror shall (a) terminate or cause to be terminated each Acquiror Affiliate Agreement set forth on Schedule 7.11 and (b) satisfy or cause to be satisfied in favor of, or pay or cause to be paid to, the Sponsor or any of its Affiliates all outstanding Indebtedness owed by Acquiror to the Sponsor or any such Affiliate.

ARTICLE VIII

JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the matters described in Section 8.02, which shall control with respect to Antitrust Laws and related matters to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as promptly as practicable. Notwithstanding the foregoing, in no event shall Acquiror or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02 HSR Act and Regulatory Approvals.

(a) Acquiror and the Company shall, and shall cause their respective Affiliates to, comply as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act with respect to the Transactions and the Asset Acquisition. Acquiror and the Company shall use their commercially reasonable efforts to (i) furnish to the other party as promptly as practicable all information reasonably required for any application or filing required to be made in connection with the Transactions and the Asset Acquisition pursuant to any Antitrust Law, (ii) substantially comply with any requests for information, documents or testimony from any Governmental Authority in connection with the Transactions and Asset Acquisition and (iii) obtain the termination or expiration of all waiting periods under the HSR Act applicable to the Transactions and Asset Acquisition.

(b) Acquiror and the Company shall use their commercially reasonable efforts to complete lawfully the Transactions and the Asset Acquisition as promptly as practicable and to avoid any impediment under any Antitrust Law to the consummation of the Transactions and the Asset Acquisition; provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.02 or otherwise in this Agreement shall require or obligate Acquiror, the Company or any of their respective Affiliates to offer, propose, negotiate, agree to, consent to, or effect (i) the sale, divestiture, transfer, license or other disposal of, or hold separate with respect to, any entities, assets, businesses or interests of any Person, (ii) the creation, termination, amendment or assignment of commercial relationships, agreements, licenses or contractual rights or obligations, (iii) conduct of business restrictions, including restrictions on any Person’s or its Affiliates’ ability to manage, operate or own any entities, assets, businesses or interests, (iv) any other change or restructuring of any entities, assets, businesses or interests, or of any Person or (v) any other remedy, condition, undertaking or commitment of any kind; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.02 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, any Subscriber, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, any Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor, any Subscriber or of any such investment fund or investment vehicle. Acquiror and the Company shall not, and shall not permit their respective Affiliates to, take any of the actions described in the foregoing sentence without the other party’s prior written consent. None of Acquiror, the Company or any of their respective Affiliates shall be required to contest, resist, defend against or appeal any Action, whether judicial or administrative, challenging or seeking to prevent, prohibit, delay or declare unlawful this Agreement or any of the Transactions or the Asset Acquisition.

(c) Acquiror and the Company shall each promptly notify the other party of any substantive communication with, and furnish to the other party copies of any notices or written communications received from, any third party or Governmental Authority with respect to the Transactions or the Asset Acquisition, and Acquiror and the Company shall permit counsel to the other party an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed communications to any Governmental Authority concerning the Transactions or the Asset Acquisition. Acquiror and the Company agree to provide, to the extent permitted by the applicable Governmental Authority, the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings, teleconferences or discussions with any Governmental Authority in connection with the Transactions or the Asset Acquisition. Acquiror shall bear all filing fees payable pursuant to the HSR Act and other Antitrust Laws in connection with the Transactions or the Asset Acquisition.

(d) Acquiror and the Company shall not take any action that would reasonably be expected to materially adversely affect or materially delay the clearance, approval or authorization by any Governmental Authority of the Transactions or the Asset Acquisition.

8.03 Preparation of Proxy Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) for purposes of soliciting the approval by the Acquiror Stockholders of each of the Proposals. The Proxy Statement and any other SEC filings shall be in a form mutually agreed by Acquiror and the Company. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the SEC confirm, orally or in writing, as promptly as practicable after filing the Proxy Statement, that it does not have any further comments (or that it does not intend to review) the

Proxy Statement (“SEC Clearance”). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement. Promptly after the Proxy Statement has been cleared by the SEC, Acquiror will cause the Proxy Statement (substantially in the form last filed or cleared following SEC Clearance) to be filed with the SEC in definitive form and then mailed to stockholders of Acquiror.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall promptly provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Existing Acquiror Charter), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved, (iii) approval of the issuance of the Acquiror Common Stock in connection with the Transactions in accordance with the rules of NYSE (the “NYSE Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, and (vi) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NYSE Proposal, and the Acquiror Equity Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d) Prior to the filing of a definitive Proxy Statement with the SEC, Acquiror shall establish a record date for the Special Meeting and, as promptly as reasonably practicable following the filing of the definitive Proxy Statement, duly call, give notice of, convene and hold the Special Meeting. Acquiror shall use reasonable best efforts to, as promptly as practicable after the Proxy Statement is cleared by the SEC, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (ii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Board Change in Recommendation”); provided, that if at any time prior to obtaining the Acquiror Stockholder Approvals, the Acquiror Board determines in good faith after consultation with outside legal counsel, in response to an Intervening Event, that the failure to make an Acquiror Board Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Acquiror Board (or any committee or subgroup thereof) may make an Acquiror Board Change in Recommendation. Acquiror shall consult with the Company regarding the record date and the date of the Special Meeting and shall not, unless required by Law, adjourn or postpone the Special Meeting without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing provisions of this Section 8.03(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

8.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred by Acquiror or the Company in connection with the Transactions (excluding any transactions contemplated by the PSA) (“Transfer Taxes”) shall be paid one hundred percent (100%) by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) On the Closing Date, the Holdco and SOC shall each deliver to Acquiror a certificate of non-foreign status as contemplated under Treasury Regulations Section 1.1445-2(b) certifying, respectively, that the Holdco (or, if the Holdco is classified as a disregarded entity for U.S. federal income Tax purposes, the Holdco’s regarded owner for such purposes) is not a foreign Person and that SOC is not a foreign Person, dated as of the Closing Date and duly signed by a responsible corporate officer of the Holdco or SOC, as applicable. Each certificate shall be provided in form and substance reasonably satisfactory to Acquiror.

8.05 Confidentiality; Publicity.

(a) The parties hereto acknowledge that they have and will receive information from or regarding the other parties or any of their respective Subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to such other party. Each party hereto shall hold in strict confidence any Confidential Information in such party’s possession, and each such party shall not disclose such Confidential Information to any Person (including any Affiliates) other than another party hereto or a Representative of such party with a need to know such Confidential Information in connection with the Transactions or the Asset Acquisition, or otherwise use such Confidential Information for any purpose other than to evaluate, analyze, and keep apprised of the Assets or the other parties’ and their respective Subsidiaries’ businesses and assets and, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), provided, that a party hereto must notify the other parties hereto promptly of any disclosure of Confidential Information which is required by Law, and any such disclosure of Confidential Information shall be to the minimum extent required by Law, (ii) of information that a party hereto has also received from a source independent of the other parties hereto and that such party reasonably believes such source obtained without breach of any obligation of confidentiality to the other parties hereto, (iii) that have been or become independently developed by a party hereto or its Affiliates or on their behalf without using any of the Confidential Information of the other parties hereto, or (iv) that are or become generally available to the public (other than as a result of a prohibited disclosure by a party hereto or its Representatives). The term “Confidential Information” shall include any information pertaining to a party’s or any of its Subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form or in any other media.

(b) The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their Affiliates and its and their respective directors, officers, employees, managers and advisors and, solely in the case of the Company, its direct and indirect investors and prospective investors, in each case, without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.05; and provided, further, that subject to Section 6.02 and this Section 8.05(b), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06 Purchase and Sale Agreement. Each party shall use its reasonable best efforts to (a) cause the Asset Acquisition to be completed contemporaneously with the Closing and following the Effective Time in strict accordance with, and pursuant to, the terms of this Agreement, the PSA and the documents contemplated by the PSA and (b) ensure the availability of the financing contemplated by the PSA and Senior Secured Term Loan Agreement and cause the conditions precedent to the financing contemplated by the PSA and the Senior Secured Term Loan Agreement to be satisfied on a timely basis to contemporaneously complete the Asset Acquisition with the Closing.

8.07 Financing. Each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, as promptly as practicable after the date hereof, all things necessary (including enforcing its rights (if any) under the Subscription Agreements), to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including enforcing its rights (if any) under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms.

8.08 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) HSR Act. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Transactions before a certain date, shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting, preventing or enjoining consummation of the Transactions, including the Mergers.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Proxy Statement. The Proxy Statement shall have received SEC Clearance.

(e) Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained in accordance with the Proxy Statement, the DGCL, the Acquiror Organizational Documents and the rules and regulations of NYSE.

(f) Purchase and Sale Agreement. The transactions contemplated under the PSA (including the Transactions as defined in the Senior Secured Term Loan Agreement) shall be completed contemporaneously with the Closing in accordance with, and pursuant to, the terms of this Agreement and the PSA (except as previously consented to in writing by Acquiror, without waiver, modification or amendment to the PSA).

(g) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after giving effect to redemption of any shares of Acquiror Common Stock pursuant to the Offer and after Acquiror’s receipt of the proceeds under the Subscription Agreements.

9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.04 (Capitalization), Section 4.05 (Subsidiaries), Section 4.07 (Brokers) and Section 4.10 (Holdco) shall each be true and correct in all material respects as of the Closing as though made at the Closing, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing, as though made on and as of the Closing, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants and agreements of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b), Section 9.02(c) and Section 9.01(f) have been fulfilled.

(e) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Holdco Equityholder, is party, each of which shall be in full force and effect as of the Closing and shall not have been repudiated or rescinded in any respect.

(f) Required Consents. The Company shall have provided Acquiror with evidence reasonably satisfactory to Acquiror of the receipt of the documents or consents set forth on Section 9.02(f) of the Company’s Schedules.

(g) Closing Deliverables. The Company shall have provided Acquiror evidence reasonably satisfactory to Acquiror of the satisfaction of the conditions precedent under Section 9.9 of the PSA and Article IV items (i) and (p) of the Senior Secured Term Loan Agreement.

(h) BOEM Certification. Acquiror shall have obtained certification from BOEM that Acquiror is qualified to hold offshore oil and gas leases and rights-of-way pursuant to the Outer Continental Shelf Lands Act and BOEM’s regulations promulgated thereunder.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention), Section 5.13 (Capitalization) and Section 5.08 (Brokers) shall each be true and correct in all material respects as of the Closing as though made at the Closing, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing, as though made on and as of the Closing, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) NYSE. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(e) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party, each of which shall be in full force and effect as of the Closing and shall not have been repudiated or rescinded in any respect.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated, and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a), Section 9.02(b), or Section 9.02(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 30, 2023 (the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined, prevented, prohibited or made illegal by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach would give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the

Termination Date, or (iii) the consummation of the Mergers is permanently enjoined, prevented, prohibited or made illegal by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach would give rise to a right of Acquiror to terminate this Agreement; or

(d) by written notice from either the Company or Acquiror to the other if either Acquiror Stockholder Approvals is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting).

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.03, 8.05, 10.02 and Article XI (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, members or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same natural persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, to:

Flame Acquisition Corp.

700 Milam Street, Suite 3300

Houston, Texas 77002

Attn: James C. Flores

E-mail: jflores@flameacq.com.

with a copy to:

Latham & Watkins LLP

811 Main St., Suite 3700

Houston, TX 77002

Attn: Ryan Maierson

E-mail: ryan.maierson@lw.com

If to the Company to:

Sable Offshore Corp.

700 Milam Street, Suite 3300, Houston, Texas 77002

Attention: Anthony C. Duenner

Phone: 713-579-8023

Email: aduenner@sableminerals.com

with a copy to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, TX 77002-2770

Attn: Jason Jean and Troy Harder

Email: jason.jean@bracewell.com and troy.harder@bracewell.com or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and Section 7.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.

11.05 Expenses. Except as otherwise provided herein (including Section 3.04 and Section 8.02(c)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section in Article IV or Article V (as applicable) of this Agreement shall be deemed to be a disclosure with respect to all other sections in Article IV or Article V (as applicable) to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the Ancillary Agreements constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY(a) . Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement; (b) the Acquiror shall be entitled to cause the Company to enforce specifically the terms and provisions of the Subscription Agreements, including with respect to causing the Company to cause the counterparties to the Subscription Agreements to fund their Purchase Price (as defined in the Subscription Agreements) in connection with Closing, in each case, subject to the terms and conditions of the Subscription Agreements, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Section 4.12, Section 4.14, Section 5.12 and Section 5.20 and (c) this Article XI. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claim for Fraud.

11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and the Asset Acquisition; (iii) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror; (iv) except for the Company Representations by the Company and the Acquiror Representations by Acquiror, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates), the Transactions or the Asset Acquisition and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain

“data rooms,” management presentations or in any other form in expectation of the Transactions or the Asset Acquisition, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions or the Asset Acquisition except the Company Representations by the Company and the Acquiror Representations by Acquiror.

11.17 Conflicts and Privilege

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Flame SPAC Parties”), on the one hand, and (y) the Surviving Company and/or any member of the Sable Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“L&W”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Flame SPAC Parties, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Flame SPAC Parties, on the one hand, and L&W, on the other hand (the “L&W Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Flame SPAC Parties after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the L&W Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the L&W Privileged Communications, by virtue of the Mergers.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Sable Group”), on the one hand, and (y) the Surviving Company and/or any member of the Flame SPAC Parties, on the other hand, any legal counsel, including Bracewell LLP (“Bracewell”) that represented the Company prior to the Closing may represent any member of the Sable Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Sable Group, on the one hand, and Bracewell, on the other hand (the “Bracewell Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Sable Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Bracewell Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Bracewell Privileged Communications, by virtue of the Mergers.

11.18 Action by Acquiror. Whenever a material determination, decision, action, approval, consent, waiver or agreement of Acquiror is required or may be given pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article X or to enforce the terms of this Agreement, which shall include any determination, decision, action, approval, consent, waiver or agreement with respect to Section 6.01(d)) or any Ancillary Agreement, such determination, decision, action, approval, consent, waiver or agreement must be authorized by the Acquiror Board acting reasonably promptly (which shall include for this purpose the affirmative approval of a majority of the independent directors serving on the Acquiror Board) and, unless otherwise required by the Acquiror Organizational Documents or applicable Law, such action shall not require approval of the holders of Acquiror Common Stock.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FLAME ACQUISITION CORP.

By:	/s/ Gregory Patrinely
Name:	Gregory Patrinely
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

SABLE OFFSHORE CORP.

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SABLE OFFSHORE HOLDINGS LLC

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]